Exhibit 99.1

NEWS FROM	Precision Castparts Corp

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 400		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. SALES AND EARNINGS SHOW CONTINUED STRENGTH IN THE FIRST QUARTER OF FY2009

First Quarter Highlights (from Continuing Operations)

•	EPS of $1.95, an increase of 21% versus Q1 of FY2008

•	Sales of $1.83 billion, up 11% over Q1 of FY2008

•	Consolidated segment operating income margin of 23.1%

•	Total debt of $325 million and cash of $414 million

PORTLAND, Oregon – July 22, 2008 – Driven by strong demand in each of its primary end markets and continued operational improvements, Precision Castparts Corp. (NYSE:PCP) achieved record sales and earnings in the first quarter of fiscal 2009.

First Quarter FY2009 Financial Highlights

In the first quarter of fiscal 2009, sales totaled $1.83 billion, an 11.2 percent increase over first quarter sales of $1.65 billion last year. Net income from continuing operations also improved significantly year over year, jumping to $274.9 million this year, compared to $224.1 million a year ago, and generating earnings per share of $1.95 (diluted, based on 140.8 million shares outstanding), an increase of 21.1 percent over earnings per share of $1.61 (diluted, based on 139.6 million shares outstanding) in the first quarter of fiscal 2008.

Including discontinued operations, Precision Castparts’ net income for the first quarter of fiscal 2009 was $275.8 million, or $1.96 per share (diluted).

Business Highlights

Investment Cast Products: The segment posted record sales in the first quarter of fiscal 2009 and achieved unprecedented operating margins through cost reductions, improved productivity, and effective leverage. Total sales for Investment Cast Products, propelled by solid aerospace OEM and aftermarket shipments and significant industrial gas turbine (IGT) sales growth, were $597.7 million, a 17.3 percent improvement over last year’s first quarter sales of $509.4 million. Contractual material pass-through pricing during the quarter accounted for approximately $27.5 million of sales, $1.3 million higher than last year. Year over year, operating income increased by 26.3 percent, hitting a record $151.0 million this year, or 25.3 percent of sales, compared to $119.6 million, or 23.5 percent of sales in the first quarter of fiscal 2008. The segment’s product lines are well-positioned on all aerospace production programs going forward, and IGT volume is at an all-time high, with first quarter 2009 sales in the Company’s two major IGT plants increasing 20.4 percent over last year.

Forged Products: Forged Products’ sales improved 5.6 percent year over year, setting a record of $816.5 million in the first quarter of fiscal 2009, versus sales of $773.5 million a year ago. Contractual material pass-through pricing added approximately $84.1 million to first quarter fiscal 2009 sales, compared to $77.5 million last year. Lower selling prices of external alloy sales from the segment’s three primary mills, combined with increased intercompany sales, negatively impacted sales in the quarter by approximately $50 million versus a year ago. Operating income for the segment increased 7.8 percent to $182.8 million, or 22.4 percent of sales, in this fiscal year’s first quarter, compared to $169.5 million, or 21.9 percent of sales last year. Steady demand for OEM and aftermarket components on all major aerospace platforms, along with a greater than 50 percent growth in seamless pipe sales year over year, drove Forged Products sales. The backlog for extruded pipe now stands at more than $900 million. Sales opportunities for nickel alloy mill forms to non-aerospace markets continue to increase as well. The results for the first quarter of fiscal 2009 include Caledonian Alloys Group, which was acquired in July 2007.

Fastener Products: Continued strong growth of its commercial aerospace critical fastener business fueled Fastener Products sales in the first quarter, with an intense focus on production efficiencies and solid leverage driving the segment to new highs in operating margins. Total segment sales in the first quarter of fiscal 2009 were $420.7 million, a 14.5 percent improvement over sales of $367.4 million a year ago. Operating income increased 32.7 percent year over year, achieving a record $114.9 million, or 27.3 percent of sales, this year, versus $86.6 million, or 23.6 percent of sales, in the first quarter of fiscal 2008. Aerospace sales increased 18.5 percent year-over-year, and the demand for critical aerospace fasteners from OEM and aftermarket customers continues to be strong, with further market share opportunities available.

“Our aerospace business continues to see strong and steady demand across the base OEM and aftermarket programs,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “With our significant content on the 787 and A380 platforms, we would also expect growth to accelerate as these schedules ramp up to full production. In addition, we have further opportunities to grow our market position, especially in our fastener business. And, as we grow, we will continue to leverage sales through greater efficiencies and improved performance across our operations.

“On the power front, IGT demand is putting significant pressure on our manufacturing facilities, and that will continue for the next several quarters until our new facilities come on line,” Donegan said. “International markets are currently driving this heightened level of activity, but North America is expected to need additional capacity in the future. Our extruded pipe business, which supports both coal and natural gas installations, is also operating at historically high levels. Sales in the first quarter increased more than 50 percent over last year, while the backlog now exceeds $900 million.

“Overall, we see solid demand from our core customers for the rest of the year,” Donegan said. “Our relentless focus on operational efficiencies will continue. However, it is worth noting once again that our Forged Products operation will be affected by scheduled downtime of its major forging equipment in the second quarter, reducing sales and impacting earnings due to lost leverage.

“Our balance sheet will enable us to capture the right opportunities for continued profitable growth as they arrive,” Donegan said. “Timing and valuation, tempered with patience and discipline, will, in the end, produce the best long-term value for our shareholders.”

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS 1

(Unaudited; in millions, except per share data)

	Three Months Ended
	June 29, 2008	July 1, 2007
Net sales	$1,834.9	$1,650.3
Cost of goods sold	1,307.4	1,207.6
Selling and administrative expenses	103.4	90.8
Interest expense	4.9	14.4
Interest income	(1.7)	(1.8)

Income before income taxes and minority interest	420.9	339.3
Provision for income taxes	145.9	114.9
Minority interest in net earnings of consolidated entities	(0.1)	(0.3)

Net income from continuing operations	274.9	224.1
Net income from discontinued operations	0.9	2.3

Net income	$275.8	$226.4

Net income per share from continuing operations - basic	$1.97	$1.63
Net income per share from discontinued operations - basic	0.01	0.02

	$1.98	$1.65

Net income per share from continuing operations - diluted	$1.95	$1.61
Net income per share from discontinued operations - diluted	0.01	0.01

	$1.96	$1.62

Average common shares outstanding:
Basic	139.2	137.5
Diluted	140.8	139.6

	Three Months Ended
	June 29, 2008	July 1, 2007
Sales by Segment
Investment Cast Products	$597.7	$509.4
Forged Products	816.5	773.5
Fastener Products	420.7	367.4

Total	$1,834.9	$1,650.3

Segment Operating Income (Loss) [2]
Investment Cast Products	$151.0	$119.6
Forged Products	182.8	169.5
Fastener Products	114.9	86.6
Corporate expense	(24.6)	(23.8)

Consolidated segment operating income	424.1	351.9
Interest expense	4.9	14.4
Interest income	(1.7)	(1.8)

Income before income taxes and minority interest	$420.9	$339.3

[1]	Reported results for the three months ended July 1, 2007 have been restated for discontinued operations.

[2]	Operating income represents earnings before interest and income taxes.

PRECISION CASTPARTS CORP.

SELECTED BALANCE SHEET AND CASH FLOW STATISTICS

(Unaudited, in millions)

	June 29, 2008	March 30, 2008
Cash and Debt Balances
Cash	$413.8	$221.3
Total Debt	$324.7	$355.0
Shareholders’ Equity	$4,351.3	$4,045.0
Total Debt, as % of Total Capitalization	6.9%	8.1%
Working Capital Items[1]
Receivables, Net	$1,058.0	$1,027.9
Inventories	1,128.1	992.9
Accounts Payable	705.3	689.4

Total	$1,480.8	$1,331.4

	Three Months Ended
	June 29, 2008	July 1, 2007
Selected Cash Flow Items[1]
Depreciation and Amortization	$35.6	$31.8
Capital Expenditures	$48.1	$54.6
Acquisitions of Businesses	$—	$89.4

[1]	Reported results exclude discontinued operations; prior periods have been restated for discontinued operations.